Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS REPORTS THIRD QUARTER FINANCIAL RESULTS

Strong Performance at Oilfield Products Segment

Fuels 19% Improvement in Consolidated Sales Versus Prior-year Quarter

BOULDER, Colo. — October 28, 2010 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), the world’s leading provider of explosion-welded clad metal plates, today reported financial results for its third quarter and nine-month period ended September 30, 2010.

Sales for the quarter were $41.3 million, up 19% from sales of $34.7 million in last year’s third quarter, and an 8% increase versus sales of $38.3 million in this year’s second quarter. Third quarter gross margin increased to 26% from 25% in the comparable quarter a year ago and 24% in the second quarter.

Third quarter operating income was $2.9 million, an increase of 18% versus $2.5 million reported in the same quarter last year and a 41% increase versus the $2.1 million reported in the most recent quarter.  Net income was $1.3 million, or $0.10 per diluted share, an increase of 21% compared with net income of $1.1 million, or $0.08 per diluted share, in the third quarter a year ago.  Net income in the second quarter was $3.0 million, or $0.23 per diluted share, and benefited from a $2.1 million one-time gain associated with the acquisition of the outstanding interests in two Russian joint ventures, as well as from the tax treatment of that gain.

Third quarter adjusted EBITDA was $6.7 million, up 12% from $6.0 million reported in last year’s third quarter and an increase of 21% versus the $5.5 million reported in the second quarter.  Adjusted EBITDA is a non-GAAP (generally accepted accounting principle) financial measure used by management to measure operating performance.  See additional information about adjusted EBITDA at the end of this news release.

Explosive Metalworking

Third quarter sales at DMC’s Explosive Metalworking segment were $24.9 million compared with $27.3 million in the same quarter a year ago.  Operating income was $1.2 million versus $3.4 million in the comparable year-ago quarter.  Adjusted EBITDA was $2.8 million versus $4.9 million in the third quarter of 2009. Order backlog at the Explosive Metalworking segment increased to $41.2 million from $39.9 million at the end of this year’s second quarter.

Oilfield Products

Third quarter sales at DMC’s Oilfield Products segment increased 158% to $13.2 million compared with $5.1 million in the third quarter last year. Approximately $5.2 million of the increase was attributable to incremental sales contributions from recent acquisitions, while $2.9 million of the increase was achieved by legacy operations.  Income from operations improved to $1.7 million versus an operating loss of $414,000 in the third quarter a year ago.  Third quarter adjusted EBITDA was $2.8 million compared with $498,000 in the comparable prior-year quarter.

AMK Welding

DMC’s AMK Welding segment reported third quarter sales of $3.2 million, up 41% from $2.2 million in the same quarter last year.  Operating income increased 95% to $861,000 from $441,000 in the comparable quarter last year.  The segment recorded adjusted EBITDA of $981,000, up 77% from $555,000 in the comparable year-ago quarter.

Management Commentary

“We continue to see signs that global demand for clad plates is improving, although the initial pace of the recovery has remained relatively slow,” said Yvon Cariou, president and CEO.  “Outpacing the tepid performance of the clad business has been a very strong improvement at our Oilfield Products segment.  Even when excluding the North American and Russian operations we have acquired during 2010, this segment achieved a 56% third quarter sales increase versus the same quarter last year.  We are especially encouraged by the segment’s strong gross margin performance.”

“We noted at the end of the second quarter that the Oilfield Products business was pursuing two large order opportunities, and we can now report that both have been awarded to DMC.  These orders involve shaped charges and associated perforating guns, which will be delivered over the next several quarters to customers in the Middle East and India.”

Cariou said the Oilfield Products segment is on pace to achieve 2010 sales in excess of $40 million versus the $21.8 million reported in fiscal 2009.  “We are very optimistic about the long-range growth prospects of both the Oilfield Products and Explosion Welding business segments, and will continue to explore consolidation opportunities in both sectors.”

Rick Santa, senior vice president and chief financial officer, said that due to continued weakness in the quote-to-bookings rate within the explosion-welding segment, full-year sales for fiscal 2010 are now expected to be 8% below fiscal 2009 sales results.  Prior forecasts called for a year-over-year sales decline of 5%. Full year 2010 gross margin is expected to be approximately 24%.  Fourth quarter sales are expected to be comparable to sales in the 2010 third quarter, while fourth quarter gross margin is anticipated in a range of 22% to 24%.  DMC’s anticipated blended effective tax rate for 2010 has been reduced to a range of 22% to 23% based on previously discussed adjustments resulting from the Russian joint venture acquisitions, lower pre-tax income versus fiscal 2009, and other items discussed in DMC’s Form 10-Q, which is being filed today with the Securities and Exchange Commission.  It is expected that the Company will return to a blended effective tax rate of 33% to 35% in 2011.

Nine-month Results

Sales for the year-to-date period were $109.9 million versus $122.3 million in the comparable nine-month period of 2009. Gross margin was 25% versus 27% in the same period a year ago. Operating income was $5.3 million versus $13.8 million in the prior year’s nine-month period. Net income was $4.0 million, or $0.30 per diluted share, compared with net income of $7.5 million, or $0.58 per diluted share, at the nine-month mark last year.  Net income for the nine-month period of 2010 benefited from the previously discussed Russian joint venture acquisitions and associated tax treatment.  Adjusted EBITDA was $15.6 million compared with $23.9 million in the same period a year ago.

The Explosive Metalworking segment reported nine-month sales of $72.9 million versus $102.4 million at the nine-month mark in 2009.  The segment reported operating income of $4.4 million compared with $17.4 million in the same period a year ago.  Adjusted EBITDA was $8.7 million versus $21.8 million in the comparable year-ago period.

Nine-month sales at DMC’s Oilfield Products segment were $28.9 million versus $13.2 million in last year’s nine-month period.  The segment reported operating income of $1.5 million versus an operating loss of $2.0 million in the same period a year ago.  Nine-month adjusted EBITDA was $4.6 million versus $603,000 in the prior-year’s nine-month period.

AMK Welding recorded nine-month sales of $8.1 million compared with $6.7 million in the comparable year-ago period. Operating income was $1.9 million versus $1.1 million in the prior-year period.  Adjusted EBITDA at the nine-month mark was $2.3 million compared with $1.5 million in the same period a year ago.

Conference call information

Management will hold a conference call to discuss these results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 866-394-8610 (706-758-0876 for international callers) and entering the passcode 18344027.  Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and a telephonic replay will be available through Nov. 1 2010, by calling 800-642-1687 (706-645-9291 for international callers) and entering the passcode 18344027.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of DMC’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing DMC’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and the company’s ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA and adjusted EBITDA are also used by research analysts, investment bankers and lenders to assess operating performance. For example, a measure similar to EBITDA is required by the lenders under DMC’s credit facility.

Because not all companies use identical calculations, DMC’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to EBITDA and adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, gain on step acquisitions and stock-based compensation) or (ii) items that management does not consider to be useful in assessing DMC’s operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect DMC’s ability to generate free cash flow or invest in its business. For example, by adjusting for depreciation and amortization in computing EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company.  Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including oil and gas, petrochemicals, alternative energy, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries.  The Company operates three business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys; Oilfield Products, which manufactures, markets and sells specialized explosive components and systems used to perforate oil and gas wells; and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the Company’s websites at http://www.dynamicmaterials.com and http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including our guidance for fourth quarter and full-year 2010 sales, margins and tax rates, quoting and booking expectations, our anticipation of future customer demand, and our expected timing of delivery of product, all of which involve risks and uncertainties.  These risks and uncertainties include, but are not limited to, the following: our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments; our ability to realize sales from our backlog; fluctuations in customer demand; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures, the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2009.

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DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(Dollars in Thousands, Except Share Data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
NET SALES	$41,298	$34,690	$109,913	$122,268

COST OF PRODUCTS SOLD	30,445	25,936	82,819	89,032
Gross profit	10,853	8,754	27,094	33,236

COSTS AND EXPENSES:
General and administrative expenses	3,487	2,749	9,990	9,318
Selling expenses	3,047	2,212	7,918	6,376
Amortization of purchased intangible assets	1,376	1,293	3,913	3,709
Total costs and expenses	7,910	6,254	21,821	19,403
INCOME FROM OPERATIONS	2,943	2,500	5,273	13,833

OTHER INCOME (EXPENSE):
Gain on step acquisition of joint ventures	—	—	2,117	—
Other income (expense), net	(416)	(633)	(402)	(560)
Interest expense	(667)	(752)	(2,473)	(2,521)
Interest income	6	41	71	145
Equity in earnings of joint ventures	—	91	255	170
INCOME BEFORE INCOME TAXES	1,866	1,247	4,841	11,067
INCOME TAX PROVISION	540	151	891	3,540
NET INCOME	$1,326	$1,096	$3,950	$7,527

INCOME PER SHARE:
Basic	$0.10	$0.09	$0.30	$0.59
Diluted	$0.10	$0.08	$0.30	$0.58

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	12,939,274	12,632,406	12,807,826	12,597,023
Diluted	12,951,397	12,645,500	12,820,508	12,621,970

DIVIDENDS DECLARED PER COMMON SHARE	$0.04	$0.04	$0.12	$0.08

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	September 30, 2010 (unaudited)	December 31, 2009
ASSETS

Cash and cash equivalents	$11,097	$22,411
Accounts receivable, net	27,390	25,807
Inventories	36,797	32,501
Other current assets	4,350	7,255
Total current assets	79,634	87,974

Property, plant and equipment, net	40,470	42,052
Goodwill, net	40,414	43,164
Purchased intangible assets, net	50,962	49,079
Other long-term assets	1,986	2,907
Total assets	$213,466	$225,176

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$11,386	$9,183
Customer advances	5,128	6,528
Dividend payable	528	515
Accrued income taxes	847	1,485
Other current liabilities	7,122	9,162
Lines of credit	6,735	1,777
Current portion of long-term debt	7,567	13,485
Total current liabilities	39,313	42,135

Long-term debt	23,541	34,120
Deferred tax liabilities	13,469	15,217
Other long-term liabilities	1,354	1,593
Stockholders’ equity	135,789	132,111
Total liabilities and stockholders’ equity	$213,466	$225,176

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(Dollars in Thousands)

(unaudited)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,950	$7,527
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation (including capital lease amortization)	3,908	3,701
Amortization of purchased intangible assets	3,913	3,709
Amortization of capitalized debt issuance costs	489	215
Stock-based compensation	2,537	2,657
Deferred income tax benefit	(953)	(1,875)
Equity in earnings of joint ventures	(255)	(170)
Gain on step acquisition of joint ventures	(2,117)	—
Change in working capital, net	(1,218)	7,650
Net cash provided by operating activities	10,254	23,414

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Austin Explosives	(3,620)	—
Step acquisition of joint ventures, net of cash acquired	(2,065)	—
Acquisition of property, plant and equipment	(2,309)	(3,238)
Change in other non-current assets	(59)	42
Net cash used in investing activities	(8,053)	(3,196)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on syndicated credit agreement	(15,374)	(3,912)
Borrowings on lines of credit, net	4,682	—
Payments on long-term debt	(593)	(653)
Payments on capital lease obligations	(215)	(132)
Payment of dividends	(1,561)	(513)
Payment of deferred debt issuance costs	—	(58)
Net proceeds from issuance of common stock	70	373
Tax impact of stock-based compensation	(639)	90
Net cash used in financing activities	(13,630)	(4,805)
EFFECTS OF EXCHANGE RATES ON CASH	115	258
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(11,314)	15,671

CASH AND CASH EQUIVALENTS, beginning of the period	22,411	14,360
CASH AND CASH EQUIVALENTS, end of the period	$11,097	$30,031

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Explosive Metalworking Group	$24,925	$27,327	$72,921	$102,403
Oilfield Products	13,208	5,123	28,868	13,171
AMK Welding	3,165	2,240	8,124	6,694
Net sales	$41,298	$34,690	$109,913	$122,268

Explosive Metalworking Group	$1,225	$3,370	$4,408	$17,381
Oilfield Products	1,691	(414)	1,490	(2,013)
AMK Welding	861	441	1,912	1,122
Unallocated expenses	(834)	(897)	(2,537)	(2,657)
Income from operations	$2,943	$2,500	$5,273	$13,833

	For the three months ended September 30, 2010
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$1,225	$1,691	$861	$(834)	$2,943
Adjustments:
Stock-based compensation	—	—	—	834	834
Depreciation	1,051	333	120		1,504
Amortization of purchased intangibles	557	819	—	—	1,376
Adjusted EBITDA	$2,833	$2,843	$981	$—	$6,657

	For the three months ended September 30, 2009
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income (loss) from operations	$3,370	$(414)	$441	$(897)	$2,500
Adjustments:
Stock-based compensation	—	—	—	897	897
Depreciation	910	236	114	—	1,260
Amortization of purchased intangibles	617	676	—	—	1,293
Adjusted EBITDA	$4,897	$498	$555	$—	$5,950

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

	For the nine months ended September 30, 2010
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$4,408	$1,490	$1,912	$(2,537)	$5,273
Adjustments:
Stock-based compensation	—	—	—	2,537	2,537
Depreciation	2,634	924	350	—	3,908
Amortization of purchased intangibles	1,706	2,207	—	—	3,913
Adjusted EBITDA	$8,748	$4,621	$2,262	$—	$15,631

	For the nine months ended September 30, 2009
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income (loss) from operations	$17,381	$(2,013)	$1,122	$(2,657)	$13,833
Adjustments:
Stock-based compensation	—	—	—	2,657	2,657
Depreciation	2,683	676	342	—	3,701
Amortization of purchased intangibles	1,769	1,940	—	—	3,709
Adjusted EBITDA	$21,833	$603	$1,464	$—	$23,900

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net income	$1,326	$1,096	$3,950	$7,527
Interest expense	667	752	2,473	2,521
Interest income	(6)	(41)	(71)	(145)
Provision for income taxes	540	151	891	3,540
Depreciation	1,504	1,260	3,908	3,701
Amortization of purchased intangible assets	1,376	1,293	3,913	3,709
EBITDA	5,407	4,511	15,064	20,853
Stock-based compensation	834	897	2,537	2,657
Other income (expense), net	416	633	(1,715)	560
Equity in earnings of joint ventures	—	(91)	(255)	(170)
Adjusted EBITDA	$6,657	$5,950	$15,631	$23,900